Exhibit 10.22

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), originally made as of January 1, 1999 as subsequently amended and restated, is entered into by MethylGene Inc., a company organized under the laws of Quebec, Canada (the “Company”), and Dr. Jeffrey M. Besterman, residing at 41 Gray Crescent, Baie d’Urfé, Québec, Canada, H9X 3V3 (the “Employee”).

The Company desires to continue the employment of the Employee, and the Employee desires to continue to be employed by the Company on and subject to the terms and conditions hereafter set forth (the “Employment”).  In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.         Title, Capacity.  During the Employment, the Employee shall continue to serve as Executive Vice-President, Research & Development and Chief Scientific Office of the company and shall be subject to the supervision of, and shall have such authority as is delegated to him by, the President and Chief Executive Office of the Company or the Board of Directors of the Company (the “Board”) consistent with the position.  The Employee will be granted observer status to the Company’s Board of Directors’ meetings except for any portion the President and Chief Executive Officer might deem requires confidentiality at his sole discretion.

The Employee hereby accepts such continued employment and agrees to undertake the duties and responsibilities normally inherent in such position and such other duties and responsibilities as the President and Chief Executive Officer of the Company or the Board shall from time to time reasonably assign to him.

During the Employment, the Employee shall, subject to the direction and supervision of the President and Chief Executive Officer of the Company and Board and except as expressly provided otherwise in this paragraph, devote his full business time, best efforts, business judgement, skills and knowledge to the advancement of the Company’s business and interests and to the discharge of his duties and responsibilities hereunder.  He shall not engage in any other business activity, except as may be approved by the President and Chief Executive Officer of the Company in advance.  The foregoing shall not, however, be construed as preventing the Employee from investing in publicly traded or privately held corporations so long as such investment is and remains passive.

The Employee agree to abide by the rules, regulations, instructions, personnel practices and policies of the company and any changes therein which may be adopted from time to time by the Company as such rules, regulations, instructions, personnel practices and policies may be reasonably applied to the Employee as Executive Vice-President, Research &  Development and Chief Scientific Officer.

2.         Compensation and Benefits.

2.1       Salary.  The Company shall pay the Employee an annual base salary of US$270,000.  On each anniversary date of the Agreement, the annual base salary then in effect shall be increased by a percentage at least equal to the base increase in the Company’s compensation levels for continuing employees as determined by the Board.

2.2       Bonus.  At the end of each calendar year, the Employee shall be eligible to receive a cash bonus of up to thirty-five percent (35%) of the annual base salary paid to the Employee during such year.  The amount of such cash bonus shall depend upon the achievement of the Employee and/or the Company of management objectives to be reasonably established by the Board but shall not be less than ten percent (10%) of the annual base salary.  These management objectives shall consist of both financial and scientific goals and shall be specified in writing by the Board, and a copy shall be given to the Employee prior to the commencement of the applicable year.

2.3       Fringe Benefits.  The Employee shall be entitled to participate in all benefit and fringe benefit programs afforded by the Company to its executive officers and other employees from time to time (such as life insurance, health insurance, dental insurance, annual executive physical examinations, RRSP contributions and short-term and long-term disability insurance, vacation, retirement plan and personal holidays) provided that the Employee meets the relevant standards for acceptance established from time to time by the Company and the Company’s insurers.  The amount of coverage for the Company-sponsored life insurance policy on the Employee’s life shall be US$500,000.  The Company shall also provide assistance to the Employee with respect to the preparation of income tax returns in Canada and the United States and the Employee’s Canadian employment forms.  The Company will pay for the reasonable and customary cost of such preparation by the Company’s auditors.  The Employee will also be reimbursed for the reasonable cost of French language lessons for his children and the cost of work visas, educational visas and visitor visas while he is employed by the Company.  The Employee shall be entitled to six (6) weeks paid vacation per year, to be taken at reasonable times.  Such vacation time will not accrue from year to year.

2.4       Flexible Benefit.  The Employee shall be entitled to receive a flexible benefit payment of 10% of his salary to be utilized by the Employee at his discretion for travel, additional insurance coverage, educational needs or retirement programs.  This payment will be paid thirty (30) days after each anniversary of this Agreement.

2.5       Reimbursement of Expenses.  The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related. to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as the, Company may reasonably request; provided, however, that the amount payable for such travel, entertainment and other expenses shall be consistent with expense reimbursement policies adopted by the Company as in effect at the time of the incurrence of such expenses by the Employee or may be fixed in advance by the Board.

2.6       Moving Expenses.  If the Employee’s employment is terminated pursuant to Section 3.3 or if the Employee is unable to obtain a permanent visa, the Company shall reimburse the Employee for reasonable moving and travel expenses to the extent provided and as set forth in the relocation policy attached as Schedule B to this Agreement which is expressly incorporated by reference herein. The Employee shall provide such documentation, expenses statements, vouchers and/or such other supporting information as the Company may reasonably request.

2.7       Tax Equalization.

(a)        In the calendar year following each calendar year during which the Employee receives compensation from the Company pursuant to this Agreement (including amounts referred to in Section 2.7 hereof), the Company shall pay to the Employee an amount representing the estimated Equalization Amount as estimated by the Company’s accountant.  For the purposes of this subsection 2.7, the Equalization Amount shall be an amount equal to the difference between (i) the aggregate income taxes due and payable by the Employee in respect of all income to the United States, the State of North Carolina, Canada and any applicable province or other jurisdiction in Canada by the Employee for such year and (ii) the aggregate of such income taxes that would otherwise have been due and payable to the United States and the State of North Carolina by the Employee for such year had the Employee not been required to pay income taxes in Canada or any province or other jurisdiction in Canada.

(b)        After the end of each relevant calendar year, the Company’s accountants (currently Ernst & Young) shall determine the actual Equalization Amount and the parties will make any appropriate adjustments.  In addition, the Company shall pay to the Employee an additional amount such that the net amount retained by the Employee after payment of any and all income taxes (including United States, the State of North Carolina, Canada and any applicable province or other jurisdiction in Canada) on the Equalization Amount shall be the actual Equalization Amount.

2.8       Deemed Disposition.  The Company hereby undertakes to place in escrow with Davies Ward Phillips & Vineberg LLP sufficient funds to satisfy the potential tax liability of the Employee, resulting from the so-called deemed disposition by him of certain assets, as a result of the Employee being in Canada in excess of five (5) years.

2.9       Options.

(a)        In the event of a merger, consolidation or sale of all or substantially all of the assets of the Company in which outstanding Class C shares are exchanged for securities, cash or other property of any other corporation or business entity, or in the event of a liquidation of the Company, prior to the expiration date or termination of any option, the Board of Directors of the Company, shall take one or more of the following actions (the precise action to be determined by the Board of Directors in its sole discretion): (i) provide that the options shall be assumed, or equivalent options having an equivalent value substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to the Employee provide that the option, to the extent unexercised, will all vest immediately and terminate immediately prior to the consummation of such transaction unless exercised by the Employee within a specified and reasonable period following the date of such notice, or (iii) in the event of a merger under the terms of which holders of the Class C shares of the Company will receive upon consummation thereof a cash payment for each share surrendered in the merger (the “Merger Price”), make or provide for a cash payment to the Employee equal to the number of shares issuable upon exercise of such options, multiplied by the difference between the Merger Price and the exercise price of the relevant options.

(b)        Subject to the foregoing, in the event that the Company engages in any merger or consolidation, or series of mergers or consolidations within any twelve (12) month period, as a result of which the stockholders of the Company owning 100% of the capital stock of the Company (as a group) prior to the first of such mergers or consolidations own less than 50% of the capital stock of the surviving entity outstanding immediately after the last of such mergers or consolidations, or engages in any liquidation or sale of all or substantially all of its assets, then the options shall be exercisable with respect to all shares covered by the options, as of the time immediately prior to the occurrence of the event specified in the immediately preceding clause.  For purposes of this paragraph (a), all provisions calling for the calculation of a percentage ownership shall be made assuming the exercise of all dilutive outstanding rights, options, and warrants (“Rights”) to acquire common stock of the Company or convertible preferred stock and convertible debt instruments which are convertible into the Company’s common stock (“Convertible Securities”) and assuming the conversion of all dilutive Convertible Securities then outstanding or issuable upon exercise of Rights.

2.10     Method of Payment.  All salary, bonus and flexible benefit payments made to the Employee pursuant to this Section 2 shall be made in the Canadian dollar equivalent to U.S. dollars, at the prevailing exchange rate or U.S. dollars at the discretion of the Employee chosen on an annual basis.

3.         Employment Termination.  The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

3.1       At the election of the Company, for good cause, immediately upon written notice by the Company to the Employee.  For purposes of this Section 3.1, “good cause” for termination shall be deemed to exist solely upon the occurrence of (i) the neglect or failure to conscientiously and diligently carry out his functions; and (ii) any dishonest act which denotes moral turpitude.

3.2       Thirty (30) days after the disability or upon the death of the Employee.  As used in this Agreement, the term “disability” shall mean the Employee shall have been unable to perform the services contemplated under this Agreement for a period of ninety (90) days, whether or not consecutive, during any three hundred and sixty (360) day period, due to a physical or mental disability.  A determination of disability shall bee made by a physician satisfactory to both the Employee and the Company; provided that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two (2) together shall select a third (3rd) physician, whose determination as to disability shall be binding on all parties.

3.3       At the election of the Company, without cause, upon thirty (30) days’ prior written notice to the Employee.

3.4       At the election of the Employee, upon not less than ninety (90) days’ prior written notice to the Company after the occurrence of the event giving rise to such termination, in the event of the Company’s taking any of the following actions, which actions shall not have been cured within such ninety (90) day period; (a) material and adverse diminution, on a cumulative basis of the Employee’s duties, position and compensation, including failure to cause the Employee to retain the title of Executive Vice-President, Research & Development and Chief Scientific Officer.

4.         Effect of Termination.

4.1       Termination by the Company for Cause or Termination by the  Employee Without Cause.  In the event the Employee’s employment is terminated by the Company pursuant to Section 3 or by the Employee pursuant to Section 3 or Section 13.5, the Company shall pay to the Employee the compensation and benefits otherwise payable to him under Section 2 (including for greater certainty a pro-rata portion of the payments provided for in Section 2) through the last day of his actual employment by the Company.

4.2       Termination for Death or Disability.  If the Employee’s employment is terminated by death or because of disability pursuant to Section 3.2, the Company shall pay to the estate of the Employee or to the Employee, as the case may be, the compensation and benefits to which the Employee would otherwise be entitled under Section 2 (including for greater certainty, a pro-rata portion of the payments provided for in Section 2) through the last day of his actual employment.

4.3       Termination by the Company Without Cause.  In the event that the Employee’s employment is terminated by the Company pursuant to Section 3.3, the Company shall pay to the Employee the compensation and benefits otherwise payable to him under Section 2 (including for greater certainty, a pro-rata portion of the payments provided for in Section 2.2 and Section 2.7) through the last day of his actual employment.  In addition, the Company shall immediately pay in a lump sum to the Employee an equal amount to the annual base salary payable to him under Section 2 monthly for a 24 month period, subject to the Employee’s compliance with his obligations under Sections 5 and 6 of this Agreement.  Furthermore, the Employee shall be entitled to remain covered by the Company’s health insurance program during the said twelve (12) month period, to the extent permitted under such program.  Furthermore, in the event that the Employee’s employment is terminated by the Company pursuant to Section 3.3 within twelve (12) months after the acquisition, directly or indirectly, by any person or persons acting in concert (including any then existing shareholders) of 50% or more of the voting rights attached to the shares of the Company, the Company shall pay to the Employee the compensation and benefits otherwise payable to him under Section 2 (including for greater certainty, a pro rata portion of the payments provided for in Section 2) through the last day of his actual employment and, in addition, the Company shall immediately pay in a lump sum to the Employee an amount equal to the annual base salary payable to him under Section 2 monthly, for a twenty-four (24) month period subject to the Employee’s compliance with his obligations under Sections 5 and 6 of this Agreement.

4.4       Survival.  The provisions of Sections 2.5, 4, 5 and 6 shall survive the termination of this Agreement.

5.         Non-Compete.

(a)        During the Employment and for a period of one (1) year after the termination (other than pursuant to Section 3.3 or 3.4), the Employee will not directly or directly:

(i)         as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), compete with the Company or its licensees or sub-licensees by engaging in the United States or Canada in the business (the “Restricted Business”) of researching, developing, producing, marketing, or selling products or performing services, relating to the following targets or inhibitors of targets:  DNA methyltransferases, beta-lactamases, Histone Deacetylases, signal proteases, Early Response Gene 1, DD peptidases, Ribosomal RNA Methyltransferases or any other research and development activity undertaken by the Company during the Employment Period; or

(ii)        Recruit, solicit or induce, or attempt to induce, any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company, or

(iii)       Solicit, divert or take away, or attempt to divert or to take away, the business or patronage, for products or services competitive with the Restricted Business; or

(b)        If any restriction set forth in this Section 5 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time range of activities or geographic area as to which it may be enforceable; or

(c)        The restrictions contained in this Section 5 are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose.  The Employee acknowledges and agrees that any breach of this Section 5 will result in substantial and irreparable harm to the Company for which the Company cannot be adequately compensated by monetary damages alone.  The Employee agrees, therefore, that, in the event of any breach or threatened breach, the Company shall be entitled to seek to enforce the specific performance of this Agreement by the Employee and to seek both temporary and permanent injunctive relief without the necessity of proving actual damages.

6.         Inventions and Proprietary Information.

6.1       Inventions.

(a)        All inventions, discoveries, computer programs, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable0 related to the business of the Company which are made, conceived, reduced to practice, created, written, designed or developed by the Employee, solely or jointly with others and whether during normal business hours or otherwise, during his employment by the Company pursuant to this Agreement, shall be the sole property of the Company (“Inventions”).  The Employee hereby assigns to the Company all such inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States, Canada and elsewhere and appoints any officer of the Company as his duly authorized attorney, but without any out-of-pocket expense to the Employee, to execute, file, prosecute and protect the same before any government agency, court or authority. The Employee agrees to waive, and does hereby waive, all claims to moral rights in all Inventions. Upon the request of the Company and at the Company’s expense, the Employee shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all such Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any such Invention.

(b)        The Employee shall promptly disclose to the Company all such inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be reasonably specified by the Company) to document the conception and/or first actual reduction to practice of any such invention.  Such written records shall be available to and remain the sole property of the Company at all times.

6.2       Proprietary Information.

(a)        The Employee acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of his employment by the Company he will have access to and contact with Proprietary Information.  The Employee agrees that he will not, during the Employment Period or at any time thereafter, use for his benefit or the benefit or persons other than the Company, any Proprietary Information or any invention nor disclose any Proprietary Information to others except as may be necessary or appropriate in connection with the business of the Company or as required by law.

(b)        For purpose of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company from the date of the Company’s incorporation until the last day of the Employee’s actual employment, including, without limitation, any invention, formula, formulation, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost or employee list that is communicated to, learned of, developed or otherwise acquired by the Employee in the course of his employment by the Company.

(c)        The Employee’s obligations under this Section 6 shall not apply to any information that (i) is or becomes known to the general public or generally within the industry in which the Company engages or is otherwise in the public domain under circumstances involving no breach by the Employee of the terms of this Section 6, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, (iii) is approved for release by written authorization of the Board or an authorized employee of the Company, (iv) is communicated to the Employee by a third party under no duty of confidentiality to the Company with respect to such information or (v) is required to be disclosed by the Employee to comply with applicable laws, governmental regulations, or court order.

(d)        Upon termination of this Agreement or at any other time upon request by the Company, the Employee shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials in his possession or control) belonging to the Company.

(e)        The Employee represents that the Employee’s employment by the Company and the performance by the Employee of his obligations under this Agreement do not, and shall not, breach any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party or to refrain from competing, directly or indirectly, with the business of any other party.  Except for the agreements, listed in Schedule A (all of which shall be provided to the Company upon request), the Employee represents that he is not bound by any confidentiality agreements towards third parties.  The Employee shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party which are in his possession.

(f)        The Employee acknowledges that the Company from time to time may have agreements with other persons, including government agencies, that impose obligations or restrictions or the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work.  If the Employee’s duties hereunder will require disclosures to be made to him subject to such obligations and restrictions, the Employee agrees to be bound by them and to take all action necessary to discharge the obligations of the Company under such agreements.  Furthermore, the Employee undertakes and agrees to execute and comply with the Company’s invention, Non-Disclosure and Non-Competition Agreement and to comply with the Company’s policies as established from time to time.

7.         Indemnification.  Upon the execution and delivery of this Agreement, the Company and the Employee shall sign an indemnification agreement in the form attached hereto as Schedule C.  In addition, the Company agrees that if it obtains Directors and Officers insurance, the Employee will be covered by such insurance and the Company agrees to attempt to obtain such coverage, if applicable at a reasonable cost.

8.         Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or three (3) days after deposit in the mail, by registered or certified mail, postage prepaid, return receipt requested, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.

9.         Entire Agreement.  This Agreement and the Indemnification Agreement constitute the entire agreement between the parties and supersede all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement and the Indemnification Agreement.

10.       Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee. The Company agrees that it will consider in good faith any reasonable amendment to this Agreement proposed by the Employee, which is based on written advice to the Employee from the Employee’s legal counsel or accountants, a copy of which has been provided to the Company, and which, without increasing the Company’s obligations hereunder, would make the terms of this Agreement more advantageous to the Employee from a tax perspective.

11.       Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of Quebec.

12.       Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, provided that this Agreement shall be assumed by any company with which or into which the Company may be merged, consolidated or otherwise, combined or which may succeed to its assets or business, and provided further, however, that the obligations of the Employee are personal and shall not be assigned by him.

13.       Miscellaneous.

13.1     No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by either party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

13.2     The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement,

13.3     In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

13.4     This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.5     This Agreement may be terminated by the Employee with ninety (90) days’ prior written notice to the Company, without breach of this Agreement, if the Company’s current President and Chief Executive Officer, Donald F. Corcoran is terminated by the Company.

13.6     The Company will reimburse the Employee upon his termination from the Company, without cause, upon sale of his primary residence at 41 Gray Crescent, Baie d’Urfé, Québec, if the sale price is less than the original price paid by the Employee and the loss is the result of economic and market conditions resulting after a referendum vote for the separation of the Province of Québec from Canada.  The Employee must make a best effort to maximize the sale price of his primary residence and such effort will be reviewed by the Company’s auditors or an individual knowledgeable in the field of real estate on behalf of the Company.

This Agreement and the exhibits hereto are drawn up in English at the express wish of the parties; il est de la volonté expresse des parties que le présent contrat et tout document s’y rapportant soient rédigés en anglais.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

METHYLGENE INC.

By:	/s/ Raymond Egan
Raymond Egan

Title:	Chairman of the Board of Director
Date:	December 16, 2005

EMPLOYEE

By:	/s/ Jeffrey M. Besterman
Dr. Jeffrey M. Besterman

SCHEDULE A

LIST OF CONFIDENTIALITY AGREEMENTS TO WHICH

THE EMPLOYEE REMAINS BOUND

SCHEDULE B

1.                                      Reasonable expenses of moving household furnishings as follows:

Reasonable expenses for moving Employee’s household furnishings and personal effects to the new location will be reimbursed.  Also, reasonable expenses for storing Employee’s household furnishings and personal effects for up to three (3) months if a house at the new location has not been purchased or is not available for occupancy at the time Employee must vacate his or her house at the present location.  Both moving and storage expenses to include professional packing.  A written estimate must be submitted to the Company for approval prior to moving or storing.

2.                                      Reasonable expenses, as approved by the Company, incidental to the sale of house at present location and purchase and/or rental of house at new location as follows:

(a)                                 Attorneys and notarial fees;

(b)                                 Broker’s commission at selling location,

(c)                                  Legally or contractually required charges such as:

•                                          Mortgage and welcome tax

•                                          Transfer tax

•                                          Title insurance

•                                          Revenue stamps

•                                          Title fee

•                                          Points on new mortgage (maximum of 2 percentage points)

•                                          Premium for satisfying mortgage debt

(d)                                 House inspections, including but not limited to physical condition, septic, termite, lead paint, water and recon.

3.                                      Reimbursement for reasonable and pre-approved by the Company of temporary housing expenses incurred by the Employee in connection with his relocation to the new location for a period of up to ninety (90) days from the effective date of termination.

4.                                      Reasonable travel and living expenses for Employee and his immediate family to the new housing location.

SCHEDULE C

OFFICER’S INDEMNITY AGREEMENT

Date:                  January 1st, 2003

TO:                           Dr. Jeffrey M. Besterman, Executive Vice-President, Research & Development and Chief Scientific Officer

(herein called the “Officer”)

Dear Sir:

1.                                      The undersigned (being herein called the “indemnifying Party”), hereby irrevocably agrees to indemnify, guarantee and save harmless the Officer from any and all damages, liabilities, costs (including legal fees and disbursements), outlays, taxes (other than taxes on any fees or salary or other form of compensation), duties, fees, deposits, charges and expenses of any and every nature whatsoever (herein referred to as a “Liability” or collectively as the “Liabilities”) which may now or at any time for any reason (including any act or omission or fault or negligence of the Officer) arise or become due or payable as a result, directly or indirectly, or the Officer’s position or office as an officer and/or employee of the Company, or in respect of any act, deed, matter or thing whatsoever made, done or permitted by him in or about the execution of the duties of his office or employment.

For the purposes of this agreement, the term “Company” means MethylGene Inc. and each direct or indirect affiliate or subsidiary (present or future) of such corporation.

Without limiting the generality of the foregoing, the undertaking of the Indemnifying Party shall extend to any and every claim for any liability and/or any legal, regulatory or investigative action or proceeding by any governmental or regulatory authority or any person, firm, corporation or other entity whatsoever, whether such action, proceeding or investigation be pending, anticipated or threatened, and including without limitation any and every claim by or on behalf of the Company, or by or on behalf of a resident of a non-resident of Canada, or by or on behalf of Canada or any other country, or any province, state, municipality or other political subdivision thereof.

2.                                      This agreement and the undertakings, obligations and guarantees of the Indemnifying Party:

(a)                                 shall survive the discontinuation of any one or more of the activities of the Officer as an officer or termination of employment in relation to the Company;

(b)                                 shall extend to the Officer whether or not he may have been acting in conjunction with one or more other directors and/or officers of the Company, and whether or not under applicable law, the Liabilities sustained or incurred in or about any action, suit or proceeding arising from the action or omission of the Officer in the execution of the duties of his office may have been or may be deemed to have been irregular, improper, a tort or delict, or otherwise illegal;

(c)                                  shall extend to any act or omission of the Officer whether occurring before or after the date of this agreement;

(d)                                 shall extend to include circumstances where the Officer is made a witness or participant in any other respect in the action, proceeding or investigation; and

(e)                                  shall extend to reimburse the director in respect of all costs and expenses of every nature incurred by the Officer prior to the final disposition of a claim, proceeding or investigation as long as the Officer provides a written affirmation of the Officer’s good faith belief that the Officer has met the standards of conduct required of the Officer under applicable law.

3.                                      If it shall be required or desirable for the Officer to pay or deposit any money as security for costs or for any Liability or for any other reason related to the foregoing, the Indemnifying Party shall forthwith advance and pay such monies upon a demand therefor being made upon the Indemnifying Party by the Officer.  If required by the Officer, the Indemnifying Party will provide adequate security for the fulfillment of all of its obligations under this agreement in the form of a guarantee issued by a bank or other financial institution acceptable to the Officer.

The rights of the Officer hereunder shall be enforceable at the expense of the Indemnifying Party and without the necessity that any legal proceedings shall have been instituted against the Officer.

4.                                      This agreement and the respective undertakings, obligations and guarantees of the Indemnifying Party:

(a)                                 shall survive any insolvency, bankruptcy, liquidation, winding up, surrender or forfeiture of charter or articles or incorporation, dissolution or cessation of business of the Company;

(b)                                 shall not be affected, reduced or released by any fact or cause that would or might otherwise release a guarantor or surety; and

(c)                                  shall not operate so as to limit or restrict the availability or exercise of any other right or recourse that the Officer may have under any law or otherwise, present or future.

5.                                      Any amount which is not recoverable hereunder from the Indemnifying Party on the basis of a guarantee shall be recoverable from the Indemnifying Party as a principal debtor.  The Officer may grant extensions of time or other indulgences, take and give up securities, abstain from taking securities or from perfecting securities, accept compositions, grant releases and discharges and otherwise deal with the Company or the Indemnifying Party as the Officer may see fit, and the Officer shall not be bound to exhaust his recourse against the Company or other parties before being entitled to payment from the Indemnifying Party under this agreement.

6.                                      Settlement of any proceeding to which this indemnity applies shall not create any presumption that the Officer did not meet the standard of conduct required by applicable law.

7.                                      Whenever in this agreement any person, including the Indemnifying Party, is named or referred to, the heirs, legal representatives, successors and assigns of such person shall be deemed to be included, and all covenants, stipulations and agreements herein contained by or

8.                                      This agreement shall be governed by the laws of the Province of Quebec. Any dispute arising out of or relating to this agreement shall, at the choice of the Officer, be decided before a court in the Province of Quebec, without prejudice to the right of the Officer to bring action in any court of any other jurisdiction.

9.                                      The parties hereby state their express wish that this agreement be drafted in the English language only; less parties ont par les presents exprimé leur volonté que cette convention soit rédigée en anglais seulement.

Yours very truly,

METHYLGENE INC.

CONFIRMED AND AGREED

/s/ Jeffrey M. Besterman
Dr. Jeffrey M. Besterman, Officer